Exhibit 5.1

MEITAR

MEITAR | LAW OFFICES

16 Abba Hillel Silver Road, Ramat Gan, 5250608, Israel
Tel. + 972 3 6103100 Fax. + 972 3 6103111 www.meitar.com

March 26, 2026
Evogene Ltd.
13 Gad Feinstein Street, Park Rehovot, Rehovot
P.O. Box 4173, Ness Ziona, 7414002, Israel

Re: Evogene Ltd.

Ladies and Gentlemen:

We are acting as Israeli counsel for Evogene Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the potential issuance and sale by the Company to an investor (the “Selling Shareholder”) of 5,076,924 ordinary shares, par value NIS 0.20 per share (“Ordinary Shares”), underlying ordinary warrants, consisting of: (i) 2,538,462 Ordinary Shares underlying Series A-1 ordinary warrants (“Series A-1 Warrants”) and (ii) 2,538,462 Ordinary Shares underlying Series B-1 ordinary warrants (“Series B-1 Warrants”, and together with the Series A-1 Warrants, the “Ordinary Warrants”). The Ordinary Shares underlying the Ordinary Warrants are referred to herein as the “Warrant Shares”.

The Ordinary Warrants were issued by the Company to the Selling Shareholder on February 11, 2026 pursuant to an Inducement Offer Letter Agreement, dated as of February 10, 2026, by and between the Company and the Selling Shareholder (the “Inducement Agreement”). The Series A-1 Warrants have an exercise price of $1.25 per Warrant Share, were immediately exercisable upon issuance under the Inducement Agreement and will expire five years from issuance. The Series B-1 Warrants have an exercise price of $1.25 per Warrant Share, were immediately exercisable upon issuance under the Inducement Agreement and will expire eighteen months from issuance.

This opinion letter is rendered pursuant to Items 601(b)(5) and (b)(23) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Inducement Agreement;

(ii)	the form of Series A-1 Warrant;

(iii)	the form of Series B-1 Warrant;

(iv)	a copy of the amended and restated articles of association of the Company, as currently in effect (the “Articles”);

(v)	a draft copy of the registration statement on Form F-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act that will register the resale by the Selling Shareholder of the Warrant Shares underlying the Ordinary Warrants;

(vi)	resolutions of the board of directors of the Company (the “Board”) which approved, among other matters,

a.	the Company’s entry into the Inducement Agreement;

b.	the Company’s issuance of the Ordinary Warrants;

c.	the Company’s potential issuance of the Warrant Shares upon receipt of the exercise price of the Ordinary Warrants;

d.	all other actions to be taken in connection with the induced warrant exercise transaction; and

e.	the Company’s filing of the Registration Statement to register the resale by the Selling Shareholder of the Warrant Shares; and

(vii)	such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

We have also made such inquiries of such officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents.

As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that when the Ordinary Warrants are exercised pursuant to their terms and the exercise price thereunder is paid in full in accordance with the terms thereof, and the underlying Warrant Shares are issued, then, in each such case, the Warrant Shares will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel and we do not express any opinion as to the laws of any other jurisdiction. This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm appearing under the captions “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder, or Item 509 of Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar Law Offices
Meitar Law Offices